Press
Information

Investor Contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

Press Contacts: Didi Blackwood / Jessica Benbow
Arbitron Inc.
410-312-8523 / 410-312-8363
didi.blackwood@arbitron.com / jessica.benbow@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2010 SECOND QUARTER FINANCIAL RESULTS
Company reports earnings per share (diluted) of $0.14
Reiterates 2010 full-year guidance for revenue and EPS

Columbia MD, July 21, 2010 – Arbitron Inc. (NYSE: ARB) today announced results for the second quarter ended June 30, 2010.

The Company reported revenue of $88.3 million, an increase of 1.8 percent as compared to revenue of $86.8 million during the second quarter of 2009.

Costs and expenses for the second quarter increased by 2.1 percent, from $85.9 million in 2009 to $87.7 million in 2010, due primarily to the continued commercialization of the Portable People MeterTM (PPMTM) radio ratings service. Also in the quarter, Arbitron incurred a one-time expense of approximately $1.5 million relating to our previously announced executive staff realignment.

Earnings before interest, income tax expense, depreciation and amortization (EBITDA) for the quarter was $12.9 million, an increase of 6.4 percent compared with EBITDA of $12.2 million for the second quarter of 2009.

For the second quarter of 2010, net income was $3.8 million, an increase of 8.7% compared with $3.5 million for the second quarter of 2009. Earnings per share (diluted) was $0.14 for the quarter versus $0.13 for the second quarter of 2009.

For the six months ended June 30, 2010, revenue was $184.2 million, a decrease of 0.6 percent versus revenue of $185.3 million for the same period in 2009.

The decline in revenue for the six-month period was the result of a number of previously disclosed factors including: the decision by Cumulus and Clear Channel to subscribe to a competitor’s diary-based radio ratings service in a limited number of small and medium-sized markets (which primarily affected first quarter results); and the impact of certain customers, including Univision, that were subscribers in 2009 either reducing their level of service or not subscribing in 2010.

Revenue comparisons versus the first half 2009 were impacted by the timing of the commercialization of the PPM service in new markets. During the first six months of 2009, Arbitron benefited from the recognition of PPM revenue in six markets where the service was commercialized in March and June of last year. The PPM service was not commercialized in any new markets during the first six months of 2010.

The impact of these and other items during the first and second quarters offset the increase in revenue realized from the ongoing transition to PPM in the 33 markets where the service is currently commercialized.

Costs and expenses for the six months ended June 30, 2010 decreased by 1.8 percent, from $161.3 million to $158.4 million, due primarily to the restructuring costs recorded in the first half of 2009.

EBITDA increased 12.5 percent from $37.4 million in the first six months of 2009 to $42.1 million for the same period in 2010. Net income for the six-month period increased 10.8 percent to $17.5 million compared with $15.8 million in 2009. Earnings per share (diluted) for the first six months of 2010 was $0.65 compared with $0.60 per share (diluted) for the first six months of 2009.

Management Comment on Second Quarter 2010 Results
Said William T. Kerr, President and Chief Executive Officer:

“In the second quarter, the radio advertising marketplace continued to improve. As the ad economy brightens, we continue to work with customers to help the radio industry take better advantage of the rebound in advertising dollars.

“Our efforts in the second quarter also yielded significant progress towards our near-term and longer-term goals.

“We settled the outstanding disputes with the PPM Coalition and created a plan to move forward collaboratively.

“We maintained our focus on improving the sample quality of our PPM and diary-based ratings services. We also developed the systems and trained the field staff for the launch of our targeted in-person recruiting program.

“We unveiled the PPM 360TM, our next generation electronic measurement device, which is a step toward our goal of delivering PPM technology on smart phones and other internet-enabled devices.

“Finally, at the end of the quarter, we announced a new management structure that is designed to enhance Arbitron’s focus on the value and quality of our services. I believe this new structure is also more customer-focused and collaborative – which can help support the growth of both the radio industry and of the Company.

“Our other priorities for the balance of 2010 remain straightforward. We will work toward the completion of the commercialization of the PPM ratings service. We will continue our programs that are designed to improve key sample quality metrics for our PPM and diary services and further develop our cross-platform measurement capabilities.”

2010 Guidance
Arbitron is reiterating its revenue and EPS guidance for 2010.

For the full year 2010, Arbitron expects revenue to increase between two percent and six percent compared to the 2009 revenue of $385.0 million.

Earnings per share (diluted) for the full year 2010 are expected to be between $1.50 and $1.75.

Earnings Conference Call: Schedule and Access
Arbitron will host a conference call at 10:00 a.m. Eastern Time on July 21, 2010.

The Company invites you to listen to the call by dialing (toll free) 888-562-3356. The conference call can be accessed from outside of the United States by dialing 973-582-2700. To participate, users will need to use the following code: 85968571. The call will also be available live on the Internet at the following sites: www.arbitron.com and www.streetevents.com.

A replay of the call will be available from 1:00 p.m. on July 21, 2010 through 11:59 p.m. on July 28, 2010. To access the replay, please call (toll free) 800-642-1687 in the United States, or 706-645-9291 if you’re calling from outside of the United States. To access the replay, users will need to enter the following code: 85968571.

Presentation of Non-GAAP Information
The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to either net income as an indicator of Arbitron’s operating performance, or cash flow, as a measure of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

About Arbitron
Arbitron Inc. (NYSE: ARB) is a media and marketing research firm serving the media – radio, television, cable and out-of-home – as well as advertisers and advertising agencies. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People Meter and PPM 360, new technologies for media and marketing research.

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Portable People MeterTM, PPMTM and PPM 360TM are marks of Arbitron Inc.

Media Rating Council® and the “double checkmark” logo design are registered marks of the Media Rating Council.

PPM ratings are based on audience estimates and are the opinion of Arbitron and should not be relied on for precise accuracy or precise representativeness of a demographic or radio market.

Arbitron Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron Inc. and its subsidiaries in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” ”expects,” “anticipates,” “estimates,” “believes,” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which we have derived from information currently available to us. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include, in no particular order, whether we will be able to:

•	successfully maintain and promote industry usage of our services, a critical mass of broadcaster encoding, and the proper understanding of our audience measurement services and methodology in light of governmental actions, including investigation, regulation, legislation or litigation, customer or industry group activism, or adverse community or public relations efforts;

•	complete the Media Rating Council, Inc. (“MRC”) audits of our local market Arbitron Portable People Meter (PPM) ratings services in a timely manner and successfully obtain and/or maintain MRC accreditation for our audience measurement services;

•	successfully commercialize our PPM service;

•	design, recruit and maintain PPM panels that appropriately balance research quality, panel size and operational cost;

•	absorb costs related to legal proceedings and governmental entity interactions and avoid any related fines, limitations or conditions on our business activities, including, without limitation, by meeting or exceeding our commitments and agreements with various governmental entities;

•	successfully develop, implement and fund initiatives designed to increase sample quality;

•	successfully manage the impact on costs of data collection due to lower respondent cooperation in surveys, consumer trends including a trend toward increasing incidence of cell phone households, privacy concerns, technology changes, and/or government regulations;

•	provide appropriate levels of operational capacity and funding to support the more costly identification and recruitment of cell phone households into our panels and samples;

•	successfully manage the impact on our business of the recent economic downturn generally, and in the advertising market, in particular, including, without limitation, the insolvency of any of our customers or the impact of such downturn on our customers’ ability to fulfill their payment obligations to us;

•	compete with companies that may have financial, marketing, sales, technical or other advantages over us;

•	effectively respond to rapidly changing technological needs of our customer base, including creating proprietary technology and systems to support our cell phone sampling plans, and new customer services that meet these needs in a timely manner;

•	successfully execute our business strategies, including evaluating and, where appropriate, entering into potential acquisition, joint-venture or other material third-party agreements;

•	effectively manage the impact, if any, of any further ownership shifts in the radio and advertising agency industries;

•	successfully develop and implement technology solutions to encode and/or measure new forms of media content and delivery, and advertising in an increasingly competitive environment;

•	successfully develop, implement, and launch our cross-platform initiatives; and

•	renew contracts with key customers.

There are a number of additional important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements, including, without limitation, the risk factors set forth in the caption “ITEM 1A. — RISK FACTORS” in our Annual Report on Form 10-K for the year ended December 31, 2009, and elsewhere, and any subsequent periodic or current reports filed by us with the Securities and Exchange Commission.

In addition, any forward-looking statements contained in this document represent our estimates only as of the date hereof, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(Table to Follow)
Arbitron Inc.
Consolidated Statements of Income
Three Months Ended June 30, 2010 and 2009
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,			%
	2010	2009	Change	Change
Revenue	$88,339	$86,799	$1,540	1.8%
Costs and expenses
Cost of revenue	59,504	55,762	3,742	6.7%
Selling, general and administrative	19,149	19,351	(202)	(1.0%)
Research and development	9,072	10,584	(1,512)	(14.3%)
Restructuring and reorganization	—	185	(185)	(100.0%)
Total costs and expenses	87,725	85,882	1,843	2.1%
Operating income	614	917	(303)	(33.0%)
Equity in net income of affiliate	5,642	5,581	61	1.1%
Earnings before interest and income taxes (1)	6,256	6,498	(242)	(3.7%)
Interest income	4	14	(10)	(71.4%)
Interest expense	254	365	(111)	(30.4%)
Earnings before income taxes	6,006	6,147	(141)	(2.3%)
Income tax expense	2,207	2,651	(444)	(16.7%)
Net Income	3,799	3,496	303	8.7%
Basic weighted average common share
Net income	$0.14	$0.13	$0.01	7.7%
Diluted weighted average common share
Net income	$0.14	$0.13	$0.01	7.7%
Weighted average shares used in calculations
Basic	26,650	26,486	164	0.6%
Diluted	27,074	26,655	419	1.6%
Dividends per common share	$0.10	$0.10	—	—
Other data:
EBITDA (1)	$12,935	$12,156	$779	6.4%
Non-cash share-based compensation	$2,037	$2,743	$(706)	(25.7%)

(1) The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

Arbitron Inc.
Consolidated Statements of Income
Six Months Ended June 30, 2010 and 2009
(In thousands, except per share data)
(Unaudited)

	Six Months Ended
	June 30,			%
	2010	2009	Change	Change
Revenue	$184,235	$185,288	$(1,053)	(0.6%)
Costs and expenses
Cost of revenue	102,657	95,291	7,366	7.7%
Selling, general and administrative	36,790	37,775	(985)	(2.6%)
Research and development	18,981	19,890	(909)	(4.6%)
Restructuring and reorganization	—	8,356	(8,356)	(100.0%)
Total costs and expenses	158,428	161,312	(2,884)	(1.8%)
Operating income	25,807	23,976	1,831	7.6%
Equity in net income of affiliate	3,111	2,581	530	20.5%
Earnings before interest and income taxes (1)	28,918	26,557	2,361	8.9%
Interest income	6	33	(27)	(81.8%)
Interest expense	519	698	(179)	(25.6%)
Earnings before income taxes	28,405	25,892	2,513	9.7%
Income tax expense	10,858	10,055	803	8.0%
Net Income	17,547	15,837	1,710	10.8%
Basic weighted average common share
Net income	$0.66	$0.60	$0.06	10.0%
Diluted weighted average common share
Net income	$0.65	$0.60	$0.05	8.3%
Weighted average shares used in calculations
Basic	26,622	26,458	164	0.6%
Diluted	26,999	26,600	399	1.5%
Dividends per common share	$0.20	$0.20	—	—
Other data:
EBITDA (1)	$42,113	$37,438	$4,675	12.5%
Non-cash share-based compensation	$3,102	$4,626	$(1,524)	(32.9%)

(1) The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

Arbitron Inc.
EBIT and EBITDA Non-GAAP Reconciliation
Three Months and Six Months Ended June 30, 2010 and 2009
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net income	$3,799	$3,496	$17,547	$15,837
Income tax expense	2,207	2,651	10,858	10,055
Net interest expense	250	351	513	665
EBIT (2)	$6,256	$6,498	$28,918	$26,557
Depreciation and amortization	6,679	5,658	13,195	10,881
EBITDA (2)	$12,935	$12,156	$42,113	$37,438

(2) Arbitron’s management believes that presenting EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization), both non-GAAP financial measures, as supplemental information helps investors, analysts, and others, if they so choose, in understanding and evaluating Arbitron’s operating performance in some of the same manners that management does because EBIT and EBITDA exclude certain items that are not directly related to Arbitron’s core operating performance. Arbitron’s management references these non-GAAP financial measures in assessing current performance and making decisions about internal budgets, resource allocation and financial goals.

EBIT is calculated by adding back net interest expense and income tax expense to net income. EBITDA is calculated by adding back net interest expense, income tax expense, and depreciation and amortization to net income. EBIT and EBITDA should not be considered substitutes either for net income as indicators of Arbitron’s operating performance, or for cash flow as measures of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Arbitron Inc.
Condensed Consolidated Balance Sheets
June 30, 2010 and December 31, 2009
(In thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents	$13,326	$8,217
Trade receivables	56,688	52,607
Property and equipment, net	67,686	67,903
Goodwill, net	38,500	38,500
Other assets	39,043	36,602
Total assets	$215,243	$203,829
Liabilities and Stockholders’ Equity:
Deferred revenue	$49,730	$43,148
Other liabilities	50,265	62,106
Long term debt	68,000	68,000
Stockholders’ equity	47,248	30,575
Total liabilities and stockholders’ equity	$215,243	$203,829

Note: The December 31, 2009 Condensed Consolidated Balance Sheet is derived from the audited Balance Sheet included in the Company’s Form 10-K for the fiscal year ended December 31, 2009.